Exhibit 99.4

To: everyone@

From: Anne

Date: Feb 4, 2021 (4:05am PT)

Subject: Exciting Company Update!

Team 23,

Holy cow!

This is a big day for the company. After years of hard work, years of pushing through adversity, and years of pioneering a new way to approach consumers, research and therapeutic development, we are taking the plunge to go big! Very big!

Today we announced that we’ve taken the first steps to become a public company.

We will be doing so through a merger with Virgin Group’s VG Acquisition Corp, a Special Purpose Acquisition Company (SPAC) that is already listed on the New York Stock Exchange. SPACs are also known as “blank check” companies and they are formed for the sole purpose of combining with an operating business like ours to help accelerate its growth. It’s essentially a different, and more efficient, path to going public and raising capital than through a traditional IPO.

I want to be clear that this exciting development does not change our focus now or into the future. I will continue to lead 23andMe, alongside our existing executive team, and we will remain focused on our mission and vision.

We are thrilled to partner with this particular SPAC, which is sponsored by Sir Richard Branson and the Virgin Group, who share our passion to disrupt and innovate existing industries. Sir Richard was an early investor in 23andMe through our Series A funding round and has a deep understanding and long-standing appreciation of our business. Given their impressive track record and experience, we are confident that they are the right partner for us. We are also welcoming other long-term, high-performing investors, including Fidelity Management & Research Company LLC, Altimeter Capital, Casdin Capital and Foresite Capital, who have provided an additional $250 million in financing to accelerate these key growth initiatives.

How We Got Here & Where We Are Headed

I’m sure many of you are wondering why we made this decision now. As you know, for the past 15 years we have been focused on our mission to help people access, understand and benefit from the human genome. We have made tremendous progress in both empowering our customers with direct access to and helping them understand their personal genetic information.

And I believe the future of our company is to help our customers -- and the world -- benefit from potential treatments and a more personalized and proactive approach to healthcare.

While the past year has been incredibly challenging, it has also opened the door and accelerated new opportunities to transform the continuum of healthcare. Becoming a public company will allow us to raise the capital required to help us advance our mission and support future growth plans. We see this as an essential milestone in 23andMe’s journey and a real validation of our unique business model.

I also want to take a moment to thank each of you for your incredible work and commitment to help us reach this next chapter -- especially in the face of the year we just had. We would not be where we are today without your collective hard work and passion. I am incredibly proud of all we have accomplished together and I can’t wait to see what the future holds.

What’s Next

Please keep in mind that today’s announcement is just the first step in the process. There are several things that need to be completed before the transaction closes and we become a public company. During this time, we will continue to operate as an independent company and there will be no changes to your role or responsibilities. We encourage everyone to remain focused on their day-to-day work and reaching our OKRs.

As you all know, we are extremely proud of our transparent culture and we intend to maintain that to the degree possible, but we are likely not going to be able to share information as freely as we have previously because of additional legal requirements placed on all public companies. We will also need everyone to exercise a greater degree of discretion and confidentiality. This announcement may generate interest from the media or other third parties who may contact you in search of more information. If you receive any inquiries, including from former 23andMe employees, please do not share ANY information. If asked about the announcement by friends and family, please only share public information that is included in the press release we issued this morning (link included below). In the meantime, if you have any questions, please forward them to Questions@23andMe.com.

This last part contains legal language but is a very important point. We will continue to hold regular Feisty Fridays and will aim to answer questions during these meetings. However, until the merger is complete, there are strict securities laws that limit what details can be shared about the transaction. Our goal is to provide you with the information you need about the deal, while at the same time complying with securities laws. Written communication about the transaction may be required to be filed publicly so please avoid discussing the transaction over email, Google Hangouts or Slack. We are committed to keeping you updated throughout this process, so please bear with us as we work through it together.

I know this is a lot of information. Later today, we’ll be hosting a virtual Town Hall, where we’ll discuss today’s announcement in more detail and you’ll have the opportunity to ask questions. You should receive an invitation for that shortly. In the meantime, I encourage you to read our press release [LINK], and watch the recording of our investor presentation, which will be available later this morning at [LINK]. In addition, we’ll be posting on Spittoon a Q&A with more information about the transaction and what it means for you, as well as details on the protocols and guidelines for employees to follow between now and the transaction closing.

I am incredibly excited for what the future holds. Thank you all for being part of this journey!

- Anne

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of the merger (the “Transaction”) with Virgin Group’s VG Acquisition Corp. (“VG”). The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed Transaction. Except as required by law, VG and 23andMe do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

VG intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which will include a preliminary proxy statement and a prospectus of VG. The definitive proxy statement/prospectus and other relevant documents will be mailed to stockholders of VG as of a record date to be established for voting on the business combination and will also be provided to stockholders of 23andMe. Shareholders of VG and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement because these documents will contain important information about VG, 23andMe and the Transaction. Shareholders will also be able to obtain copies of the registration statement and the proxy statement/prospectus, without charge, by directing a request to: VG Acquisition Corp. 65 Bleecker Street, 6th Floor, New York NY 10012. These documents, once available, and VG’s annual and other reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

VG, 23andMe and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from VG’s shareholders in connection with the Transaction. Information regarding the names and interests in the proposed transaction of VG’s directors and officers is contained in VG’s filings with the SEC. Additional information regarding the interests of such potential participants in the solicitation process will also be included in the registration statement (and will be included in the definitive proxy statement/prospectus) and other relevant documents when they are filed with the SEC.

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